Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Shepherd Ave Capital Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Previously paid	Equity	Units, each consisting of one class A ordinary share, $0.0001 par value and one right to acquire one-seventh of one class A ordinary share(2)	Rule 457(a)	8,625,000	$10.00	$86,250,000	0.0001476	$12,730.50
	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	8,625,000	—	—	—	—
	Other	Rights included as part of the units	Rule 457(g)	8,625,000	—	—	—	—
	Equity	Class A ordinary shares underlying rights included as part of units	Rule 457(a)	1,232,142	10.00	12,321,420	0.0001476	$1,818.65
Paid herewith(5)	Other	Rights included as part of the units(4)	Rule 457(g)	8,625,000	—	—	—	—
	Equity	Class A ordinary shares underlying rights included as part of units(4)	Rule 457(a)	492,858	10.00	4,928,580	0.0001531	$754.57
	Total Offering Amounts					$103,500,000		$15,303.72
	Total Fees Previously Paid							$14,549.15
	Total Fee Offsets							N/A
	Net Fee Due							$754.57

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2)	Representing 8,625,000 units including 7,500,000 units to be issued in the offering and up to 1,125,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one Class A ordinary share and one right to acquire one-seventh of one Class A ordinary share.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	The Registrant’s initial filing of this Registration Statement on July 24, 2024 (the “Original Form S-1”) provide for the initial public offering of up to 8,625,000 units of the Registrant, each consisting of one Class A ordinary share and one right to acquire one-seventh of one Class A ordinary share. The Registrant, under the Original Form S-1, therefore registered (i) 8,625,000 Class A ordinary shares included in the Units and (ii) 1,232,142 Class A ordinary shares underlying rights included as part of the Units, for an aggregate offering price of $86,250,000. As the current Amendment No. 3 to the Original Form S-1 provide for the initial public offering of up to 8,625,000 units of the Registrant, each consisting of one Class A ordinary share and one right to acquire one-fifth of one Class A ordinary share, the Registrant hereby registers an additional 492,858 Class A ordinary shares underlying rights included as part of the Units. The Registrant is paying additional registration fee based on the current registration fee rate on the additional $4,928,580 aggregate offering amount being registered.

(5)	$14,549.15 of registration fee was previously paid, at the time of the filing of the Original Form S-1, based on the registration fee rate then in effect at the time of that filing. An additional $754.57 of registration fee is being paid currently, based on the current registration fee rate, to cover the additional $4,928,580 aggregate offering amount being registered, as described in footnote (5).